UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 26, 2005

Lucent Technologies Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-11639	22-3408857
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 Mountain Avenue, Murray Hill , New Jersey		07974
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	908-582-8500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

Subsequent to the October 26, 2005 issuance of its press release reporting the company’s results for the quarter and fiscal year ended September 30, 2005, Lucent Technologies Inc. became aware of an error that will result in a change to its balance sheet. The adjustment will result in an increase in the pension liabilities and a corresponding reduction in shareowners’ equity that was included in Exhibit B to the press release. The company currently believes the amount of the adjustment is approximately $80 million. The adjustment is the result of an error with preliminary actuarial information used in calculating the company’s pension liabilities as of September 30, 2005. A final actuarial report is expected in early November 2005, at which time the company will finalize the amount of the adjustment. The adjustment does not impact the company’s previously reported results of operations or cash flows for the quarter or fiscal year ended September 30, 2005.

In addition, the company previously estimated that its fiscal 2006 income tax expense would be approximately $200 million. As a result of the adjustment discussed above, the company now estimates that its fiscal 2006 income tax expense will be approximately $170 million.

The above contains forward-looking statements about the company’s expectations for future performance. Actual results could differ materially from those suggested by the foregoing statements. Information about factors that could affect future results are addressed in the company’s SEC filings, including the company’s reports on Forms 10-K, 10-Q and 8-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lucent Technologies Inc.

October 31, 2005	By:	/s/ John A. Kritzmacher

Name: John A. Kritzmacher
Title: Senior Vice President and Corporate Controller